EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.'s 333-135625, 333-135624, 333-114634, 333-84270, 333-72410 and 333-63844) of Incentra Solutions, Inc. of our report dated March 28, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s sale of Front Porch Digital, Inc.), which appears on page F-1 of this annual report on Form 10-K for the year ended December 31, 2007.

/s/ GHP Horwath, P.C.

Denver, Colorado
March 28, 2008